CPS Technologies Corporation
Grant Bennett, President
111 South Worcester Street
Norton, MA 02766
Telephone: 508-222-0614 ext 218
Web: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES THIRD QUARTER 2007 RESULTS

Norton, Massachusetts. November 12, 2007. CPS Technologies Corporation (CPS) (OTC Bulletin Board: CPSH) today announced revenue of $3.1 million and net income of $225 thousand, or $0.02 per basic and diluted common share for the fiscal quarter ended September 29, 2007. This compares with revenue of $2.9 million and net income of $298 thousand, or $0.02 per basic and diluted common share for the same period a year ago.

We are pleased with the 5% growth in revenues in Q3 2007 compared to the same period a year ago given that revenues from two major customers were depressed throughout Q3 2007 as described in our press release announcing Q2 2007 results. Increased demand from other customers more than offset the temporary decreases in demand from these two major customers; demand from these two customers has returned as of the date of this press release to expected levels. In Q3 2007, revenue growth was strongest from baseplates used in motor controllers, hermetic metal packages, and lids and heat spreaders, while revenue from cellular telephone basestations declined. On a year-to-date basis, revenues through three quarters of 2007 were up 15% compared to the same period a year ago.

Net income declined in Q3 2007 by $73 thousand compared to the same period a year ago primarily as a result of higher employment levels. Management believes current employment levels are appropriate for underlying demand. On a year-to-date basis, net income through three quarters of 2007 was essentially the same as the same period a year ago.

CPS continued to achieve design wins in Q3 in all major product lines. Customer-provided forecasts show growth in all main product lines of the Company over the next year although there is no guarantee demand will occur as forecast.

In addition to products in volume production, CPS continues to be very active in broadening our product line. We are introducing hermetic metal packages with AlSiC bases for microelectronic applications. We are working with several first-tier automotive suppliers in the development and production qualification of motor controller baseplates for hybrid and electric vehicle applications, both trucks and cars. We are very active in developing hard plates for light-vehicle armor based on our proprietary process technology.

CPS serves a portfolio of end markets with advanced material solutions, the most significant solution being metal matrix composites (MMCs). CPS has a proprietary, leading position in MMCs today, primarily providing electronics OEMs with thermal management components to increase performance and reliability. Management believes that like plastics 80 years ago, MMCs will penetrate many different end markets over many years.

This release may contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Various factors could cause actual results to differ materially from those projected in such statements.
CPS TECHNOLOGIES CORPORATION
(OTC Bulletin Board: CPSH)

	Quarters Ended
	September 29,	September 30,
	2007	2006

Revenues	$3,082,329	$2,925,694

Net Income	$224,938	$298,059

Basic earnings per basic share	$0.02	$0.02

Weighted average basic shares	12,546,959	12,521,959

Diluted earnings per diluted share	$0.02	$0.02

Weighted average diluted shares	13,344,888	13,151,877

	Nine-month Periods Ended
	September 29,	September 30,
	2007	2006

Revenues	$9,289,724	$8,060,538

Net Income	$696,767	$685,737

Basic earnings per basic share	$0.06	$0.06

Weighted average basic shares	12,539,999	12,456,385

Diluted earnings per diluted share	$0.05	$0.05

Weighted average diluted shares	13,297,247	13,054,167